Exhibit 99.1

Castellum, Inc. Announces Pricing of $3,000,000 Public Offering and NYSE Listing

POTOMAC, Md., Oct. 12, 2022 (GLOBE NEWSWIRE) — Castellum, Inc. (NYSE: CTM) (“Castellum”, or the “Company”), a cybersecurity, electronic warfare, and IT services company, today announced the pricing of its public offering of common stock at a public offering price of $2.00 per share. Castellum is offering 1,500,000 shares of its common stock and has granted the underwriters a 45-day option to purchase up to an additional 225,000 shares of common stock at the public offering price less the underwriting discounts and commissions, to cover over-allotments, if any. The shares are expected to begin trading on the NYSE American Exchange on October 13, 2022 under the ticker symbol “CTM” and the offering is expected to close on or about October 17, 2022, subject to satisfaction of customary closing conditions.

Prior to the NYSE American Exchange listing, the Company’s common shares were listed on the OTC Pink under the symbol “ONOV”.

In connection with this offering, the Company will effectuate a reverse split of its issued and outstanding common shares at a ratio of 1-for-20. The reverse stock split is expected to be effective as of the open of trading on October 13, 2022. The share numbers and pricing information in this release are adjusted to reflect the reverse stock split.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book-running manager for the offering.

The Company’s registration statement on Form S-1 (File No. 333-267249) relating to the offering has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 12, 2022. The offering is being made only by means of a prospectus. Copies of the final prospectus which will be filed with the SEC may be obtained, when available, from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in the offering in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Castellum, Inc.
Castellum, Inc. (OTC: ONOV) is a technology service and solutions company executing strategic acquisitions in Cyber Security, Information Technology, Information Warfare, Electronic Warfare, Systems Engineering, Software Engineering, and Software Development. For more information visit our website at https://castellumus.com/.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning the Company’s future events or future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should carefully review various risks and uncertainties identified in this release and matters disclosed at www.otcmarkets.com. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

For further information, please contact:

Mark Fuller, President & CEO
info@castellumus.com
301-961-4895